*Execution Copy*

# COMMON STOCK PURCHASE AGREEMENT

## DATED AS OF AUGUST 6, 2019

## BY AND BETWEEN

## SONNET BIOTHERAPEUTICS, INC.

## AND

## GEM GLOBAL YIELD FUND LLC SCS

## TABLE OF CONTENTS

**Page**

## COMMON STOCK PURCHASE AGREEMENT

This **COMMON STOCK PURCHASE AGREEMENT** (this "Agreement") is made and entered into as of August 6, 2019, by and between **Sonnet Biotherapeutics, Inc.**, a New Jersey corporation (the "Company") and **GEM Global Yield Fund LLC SCS**, a "société en commandite simple" formed under the laws of Luxembourg (the "Purchaser").

## RECITALS

**WHEREAS**, the parties desire that, upon the terms and subject to the conditions contained herein, the Company may issue and sell to the Purchaser, and the Purchaser may purchase from the Company up to the Aggregate Limit (as defined below) of the Company's common stock, no par value per share (the "Common Stock");

**WHEREAS**, such investments will be made in reliance upon the provisions of Section 4(a)(2) of the Securities Act ("Section 4(a)(2)") and Rule 506 of Regulation D promulgated by the Commission under the Securities Act ("Regulation D"), and upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in Common Stock to be made hereunder;

**WHEREAS,** the parties hereto are concurrently entering into a Registration Rights Agreement in the form of Exhibit A hereto (the "Registration Rights Agreement"), pursuant to which the Company shall register the Shares (as defined below), upon the terms and subject to the conditions set forth therein; and

**NOW, THEREFORE**, the parties hereto, intending to be legally bound, agree as follows:

## ARTICLE I
## DEFINITIONS

Section 1.01 Definitions.

(a) "Affiliate" means with respect to a party to this Agreement (i) any company of which over fifty per cent (50%) of its issued and voting share capital is owned or controlled, directly or indirectly, by said Party, or (ii) any company which owns or controls, directly or indirectly, over fifty per cent (50%) of the issued and voting share capital of such party, or (iii) any company owned or controlled, directly or indirectly, to the extent of over fifty per cent (50%) or more of the issued and voting share capital, by any of the foregoing. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a business entity, whether through ownership of voting securities or otherwise.

(b) "Aggregate Limit" shall have the meaning assigned to such term in Section 2.01 hereof.

(c) "Articles" shall have the meaning assigned to such term in Section 3.01(c) hereof.

(d) "Bylaws" shall have the meaning assigned to such term in Section 3.01(c) hereof.

(e) "Closing" shall have the meaning assigned to such term in Section 2.04 hereof.

(f) "Closing Date" means the date of this Agreement.

(g) "Commission" shall mean the Securities and Exchange Commission or any successor entity.

(h) "Commission Documents" shall mean, as of a particular date, all reports, schedules, forms, statements and other documents filed by the Company with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act, and shall include all information contained in such filings and all filings incorporated by reference therein.

(i) "Common Stock" shall have the meaning assigned to such term in the Recitals.

(j) "Company Valuation" means the sum of (i) $195,500,000 plus (ii) the amount invested in the capital stock of the Company subsequent to the date of this Agreement and prior to the Public Company Date.

(k) "Daily Closing Price" shall mean the closing bid price of the Common Stock, as recorded by the Principal Market, on a particular day.

(l) "Draw Down" means the transactions contemplated under Section 6.01 of this Agreement.

(m) "Draw Down Amount" means the actual amount of proceeds to be paid by the Purchaser and received by the Company on the Settlement Date in connection with a Draw Down.

(n) "Draw Down Amount Requested" shall mean the amount of a Draw Down requested by the Company in its Draw Down Notice as provided in Section 6.01(h) hereof.

(o) "Draw Down Exercise Date" shall have the meaning assigned to such term in Section 6.01(h) hereof.

(p) "Draw Down Limit" shall have the meaning assigned to such term in Section 6.01(a) hereof.

(q) "Draw Down Notice" shall mean a notice sent by the Company to exercise a Draw Down as provided in Section 6.01(h) hereof.

(r) "Draw Down Pricing Period" shall mean a period of ten (10) consecutive Trading Days commencing with the first Trading Day designated in the Draw Down Notice, except that for the initial Draw Down, it shall mean a period of five (5) consecutive Trading Days commencing with the first Trading Day designated in the Draw Down Notice, or such other period mutually agreed upon by the Purchaser and the Company.

(s) "Effective Date" shall mean the date of the execution and delivery this Agreement.

(t) "Environmental Laws" shall have the meaning assigned to such term in Section

3.01(r) hereof.

(u) "Event Period" shall have the meaning assigned to such term in Section 7.02 hereof.

(v) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

(w) "GAAP" shall mean generally accepted accounting principles in the United States of America as applied by the Company.

(x) "Indebtedness" shall have the meaning assigned to such term in Section 3.01(k) hereof.

(y) "Investment Period" shall have the meaning assigned to such term in Section 7.01 hereof.

(z) "Knowledge" means the actual knowledge of the Company's Chief Executive Officer or Chief Financial Officer, after reasonable inquiry of all officers, directors and employees of the Company who could reasonably be expected to have knowledge or information with respect to the matter in question

(aa) "Market Capitalization" shall be calculated on the Trading Day preceding each Draw Down Pricing Period and shall be the product of (x) the number of shares of Common Stock outstanding and (y) the closing bid price of the Common Stock, both as determined by Bloomberg Financial LP using the DES and HP functions.

(bb) "Material Adverse Effect" shall mean any effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company and its affiliates, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement in any material respect.

(cc) "Material Agreements" shall have the meaning assigned to such term in Section 3.(s) hereof.

(dd) "Material Change in Ownership" shall mean that (i) the owners of 5% or more of the outstanding Common Stock and (ii) the Company's officers and directors, shall beneficially own in the aggregate less than 15% of the outstanding Common Stock.

(ee) "Other Financing" shall have the meaning assigned to such term in Section 4.10(b) hereof.

(ff) "Plan" shall have the meaning assigned to such term in Section 3.(x) hereof.

(gg) "Principal Market" shall mean the OTC Bulletin Board or any U.S. national securities exchange on which the Common Stock is traded.

(hh) "Prospectus" means the prospectus in the form included in the Registration

Statement, as supplemented from time to time by any Prospectus Supplement, including the documents incorporated by reference therein.

(ii) "Prospectus Supplement" means any prospectus supplement to the Prospectus filed with the Commission from time to time pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein.

(jj) "Public Company Date" means the dates that the Company becomes subject to the reporting requirements of the Exchange Act.

(kk) "Purchase Price" shall have the meaning assigned to such term in Section 6.01(a) hereof.

(ll) "Registration Statement" shall mean the registration statement on Form S-1, S-3 or S-4 under the Securities Act, to be filed by the Company with the Commission with respect to the registration of the Shares to be issued under the Draw Downs, pursuant to the Registration Rights Agreement.

(mm) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

(nn) "Settlement Date" shall have the meaning assigned to such term in Section 6.01(d) hereof.

(oo) "Shares" shall mean, collectively, the registered shares of Common Stock of the Company issuable to the Purchaser upon exercise of any Draw Down.

(pp) "Subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries.

(qq) "Threshold Price" is the lowest price at which the Company may sell Shares during a Draw Down Pricing Period, as set forth in the Draw Down Notice.

(rr) "Trading Day" shall mean a trading day on the Principal Market.

(ss) "Transaction Documents" shall mean this Agreement, the Registration Rights Agreement and each other agreement or undertaking executed or delivered to the Purchaser by the Company pursuant hereto or thereto.

(tt) "Warrant" shall have the meaning assigned to such term in Section 4.12 hereof.

## Article II. PURCHASE AND SALE OF COMMON STOCK

Section 2.01 **Purchase and Sale of Stock**. Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Purchaser and the Purchaser agrees to purchase from the Company, on a firm commitment basis, during the Investment Period (as defined in Section 7.01) duly authorized, validly issued, fully paid and non-assessable shares of

Common Stock (the "Shares") for an aggregate purchase price up to the Aggregate Limit by the delivery to the Purchaser of Draw Down Notices as provided in Article VI hereof. The "Aggregate Limit" shall be $100,000,000; provided that during any period when the Company's public float (the aggregate worldwide market value of the voting and non-voting common equity held by non-affiliates of the issuer) is less than $75,000,000 the Aggregate Limit shall be equal to one-third (1/3) of the amount of the Company's public float over any consecutive 12-month period. The aggregate dollar amount of all Draw Down Amounts pursuant to the terms and conditions of this Agreement shall not exceed the Aggregate Limit.

Section 2.02 **The Shares**. The Company has or will have authorized and has or will have reserved, and covenants to continue to so reserve once reserved, free of preemptive rights and other similar contractual rights of stockholders, a sufficient number of its authorized but unissued shares of its Common Stock to cover the Shares to be issued in connection with all Draw Downs requested under this Agreement prior to the issuance to the Purchaser of such Shares under this Agreement.

Section 2.03 **Required Filings**. If the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, as soon as practicable, but in any event not later than 5:30 p.m. (New York time) on the fourth Trading Day immediately following the Public Company Date, the Company shall file with the Commission a report on Form 8-K relating to the transactions contemplated by, and describing the material terms and conditions of the Transaction Documents and attaching copies of this Agreement and the Registration Rights Agreement (including all exhibits thereto, the "Current Report"). In the event that such terms, conditions and copies are included in the Registration Statement, then the Current Report need not be filed with the Commission. The Company shall provide the Purchaser a reasonable opportunity to comment on a draft of such Current Report and has given due consideration to such comments and shall not file the Current Report to the extent the Purchaser reasonably objects to the form or content thereof. Not later than 15 calendar days following the Closing Date, the Company shall file a Form D with respect to the Securities in accordance with Regulation D and shall provide a copy thereof to the Purchaser promptly after such filing. The Company shall prepare and file the Registration Statement (including the Prospectus) covering the resale only the resale by the Investor of the Registrable Securities with the Commission in accordance with the provisions of the Securities Act and the Registration Rights Agreement, but only after meeting the Registration Statement eligibility requirements. At or before 8:30 a.m. (New York City time) on the Trading Day immediately following the Effective Date, the Company shall file with the Commission in accordance with Rule 424(b) under the Securities Act the final Prospectus to be used in connection with sales pursuant to the Registration Statement. If the transactions contemplated by any Draw Down are material to the Company (individually or collectively with all other prior Draw Downs, the consummation of which have not previously been reported in any Prospectus Supplement filed with the Commission under Rule 424(b) under the Securities Act or in any report, statement or other document filed by the Company with the Commission under the Exchange Act), or if otherwise required under the Securities Act (or the interpretations of the Commission thereof), in each case as reasonably determined by the Company or the Purchaser, then, on the first Trading Day immediately following the last Trading Day of the Pricing Period with respect to such Draw Down, the Company shall file with the Commission a Prospectus Supplement pursuant to Rule 424(b) under the Securities Act with respect to the applicable Draw Down(s), disclosing the total Draw

Down Amount Requested pursuant to such Draw Down(s), the total number of Shares that are to be (and, if applicable, have been) issued and sold to the Purchaser pursuant to such Draw Down(s), the total purchase price for the Shares subject to such Draw Down(s), the applicable Discount Price(s) for such Shares and the net proceeds that are to be (and, if applicable, have been) received by the Company from the sale of such Shares. To the extent not previously disclosed in the Prospectus or a Prospectus Supplement, the Company shall disclose in its Quarterly Reports on Form 10-Q and in its Annual Reports on Form 10-K the information described in the immediately preceding sentence relating to all Draw Down(s) consummated during the relevant fiscal quarter, and include each such Quarterly Report on Form 10-Q and Annual Report on Form 10-K in a Prospectus Supplement and file such Prospectus Supplement with the Commission under Rule 424(b) under the Securities Act.

Section 2.04 **Closing Date; Settlement Dates**. This Agreement shall become effective and binding (the "Closing") upon the delivery of counterpart signature pages of this Agreement and the Registration Rights Agreement executed by each of the parties hereto and thereto, and the delivery of all other documents, instruments and writings required to be delivered at the Closing, in each case as provided in Article V, to the offices of The Crone Law Group, 500 Fifth Avenue, Suite 938, New York, NY 10110, at 5:00 p.m., New York City time, on the Closing Date. In consideration of and in express reliance upon the representations, warranties and covenants contained in, and upon the terms and subject to the conditions of, this Agreement, during the Investment Period the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, the Shares in respect of each Draw Down. The issuance and sale of Shares to the Investor pursuant to any Draw Down shall occur on the applicable Settlement Date in accordance with Section 6.01(d), provided that all of the conditions precedent thereto set forth in Article VII theretofore shall have been fulfilled on or prior to such Settlement Date.

## Article III. REPRESENTATIONS AND WARRANTIES

Section 3.01 **Representations and Warranties of the Company**. The Company hereby makes the following representations and warranties to the Purchaser as of the Effective Date and as of each Draw Down Exercise Date and as of each Settlement Date:

(a) **Organization, Good Standing and Power.** The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company does not have any Subsidiaries. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction in which the failure to be so qualified will not have a Material Adverse Effect.

(b) **Authorization, Enforcement.** The Company has the requisite corporate power and authority to enter into and perform this Agreement and each other Transaction Document and to issue and sell the Shares in accordance with the terms hereof. Except for approvals of the Company's Board of Directors or a committee thereof as may be required in connection with any issuance and sale of Shares to the Purchaser hereunder, the execution, delivery and performance of this Agreement and each other Transaction

Document by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and, except as contemplated by Section 2.2, no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement and each other Transaction Document has been duly executed and delivered by the Company. This Agreement and each other Transaction Document constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

(c) **Capitalization.** The authorized capital stock of the Company and the shares thereof issued and outstanding are set forth in the Commission Documents. All of the outstanding shares of Common Stock have been duly and validly authorized, and are fully paid and non-assessable. Except as set forth in the Commission Documents, no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth in the Commission Documents, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities or as set forth on Schedule 3.1(c) attached hereto, the Company is not a party to, and it has no Knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. The offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company complied in all material respects with all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto which would have a Material Adverse Effect. Except as set forth in the Commission Documents, there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any of the other Transaction Documents or the consummation of the transactions described herein or therein. The Company has furnished or made available to the Purchaser true and correct copies of the Company's Certificate of Incorporation as in effect on the Effective Date (the "Articles"), and the Company's Bylaws as in effect on the Effective Date (the "Bylaws").

(d) **Issuance of Shares**. The Shares to be issued under this Agreement have been or will be (prior to issuance to the Purchaser hereunder) duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Shares shall be validly issued and outstanding, fully paid and nonassessable, and the Purchaser shall be entitled to all rights accorded to a holder of Common Stock.

(e) **No Conflicts.** The execution, delivery and performance of this Agreement and each other Transaction Document by the Company and the consummation by the Company of

the transactions contemplated herein do not (i) violate any provision of the Company's Articles or Bylaws, (ii) conflict with, result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or is bound, (iii) create or impose a lien, charge or encumbrance on any property or assets of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company are bound or affected, except, in all cases, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement and each other Transaction Document, or issue and sell the Shares to the Purchaser in accordance with the terms hereof (other than any filings which may be required to be made by the Company with the Commission or the Principal Market subsequent to the Effective Date, including the Registration Statement and any registration statement, amendment, prospectus or prospectus supplement which may be filed pursuant hereto); provided, however, that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the representations, warranties and agreements of the Purchaser herein.

(f) **Commission Documents, Financial Statements.** If and during the period that the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, the Company has timely filed all Commission Documents (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act). The Company has delivered or made available to the Purchaser true and complete copies of the Commission Documents filed with the Commission prior to the Effective Date. The Company has not provided to the Purchaser any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement and the other Transaction Documents. As of their respective filing dates, the Commission Documents complied in all material respects with the requirements of the Exchange Act and other federal, state and local laws, rules and regulations applicable to it, and, as of its date, the Commission Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a

consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g) **No Material Adverse Effect or Material Change in Ownership.** No Material Adverse Effect or any Material Change in Ownership has occurred or exists with respect to the Company.

(h) **No Undisclosed Liabilities.** The Company has no liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any Subsidiary (including the notes thereto) in conformity with GAAP and are not disclosed in the Commission Documents.

(i) **No Undisclosed Events or Circumstances.** No event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(j) **Indebtedness.** Schedule 3.1(j) attached hereto sets forth as of the Effective Date all outstanding secured and unsecured Indebtedness of the Company, or for which the Company has commitments through such date. For the purposes of this Agreement, "Indebtedness" shall mean (a) any liabilities for borrowed money or amounts owed in excess of $1,000,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements, indemnities and other contingent obligations in respect of Indebtedness of others in excess of $1,000,000, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $1,000,000 due under leases required to be capitalized in accordance with GAAP. The Company is not in default with respect to any Indebtedness, except as set forth on Schedule 3.1(j) attached hereto. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to Title 11 of the United States Code or any similar federal or state bankruptcy law or law for the relief of debtors, nor does the Company have any Knowledge that its creditors intend to initiate involuntary bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under Title 11 of the United States Code or any other federal or state bankruptcy law or any law for the relief of debtors. The Company is financially solvent and is generally able to pay its debts as they become due.

(k) **Title To Assets.** Except as set forth in Schedule 3.1(k) hereto or in the Commission Documents, each of the Company has good, valid and marketable title to all of their respective real and personal property reflected in the Commission Documents, free of any

mortgages, pledges, charges, liens, security interests or other encumbrances, except for those that do not or would not have a Material Adverse Effect. All said real property leases of the Company are valid and subsisting and in full force and effect in all material respects.

(l) **Actions Pending.** There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary which questions the validity of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened, against or involving the Company, any Subsidiary or any of their respective properties or assets, or involving any officers or directors of the Company or any Subsidiary, including, without limitation, any securities class action lawsuit or stockholder derivative lawsuit related to the Company, in each case which, if determined adversely to the Company, its Subsidiary or any officer or director of the Company or any Subsidiary, or any of their respective properties or assets and which, if determined adversely to the Company or any Subsidiary, would have a Material Adverse Effect. No judgment, order, writ, injunction or decree or award has been issued by or, to the Knowledge of the Company, requested of any court, arbitrator or governmental agency which would be reasonably expected to result in a Material Adverse Effect.

(m) **Compliance With Law.** The business of the Company has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as, individually or in the aggregate, do not or would not have a Material Adverse Effect. The Company has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it, except where the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, do not or would not have a Material Adverse Effect. The Company is not in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company, and the Company will not conduct its business in violation of any of the foregoing, except in all cases for possible violations which could not, individually or in the aggregate, have a Material Adverse Effect.

(n) **Certain Fees.** No brokers, finders or financial advisory fees or commissions will be payable by the Company or any Subsidiary with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

(o) **Disclosure.** Neither this Agreement (including the Schedules hereto) nor any other Transaction Document nor the Commission Documents or any other documents, certificates or instruments furnished to the Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by this Agreement and the other Transaction Documents contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading. The Company confirms that neither it nor any other Person acting on its

behalf has provided the Purchaser or any of its agents, advisors or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information concerning the Company, other than the existence of the transactions contemplated by the Transaction Documents, except pursuant to a confidentiality and non-disclosure agreement.

(p) **Operation Of Business.** The Company owns or controls all patents, trademarks, service marks, trade names, copyrights, licenses and authorizations of the Company as set forth in the Commission Documents or on Schedule 3.1(p) attached hereto, and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without, to the Company's Knowledge, any conflict with the rights of others, except to the extent that any such conflict would not have a Material Adverse Effect. The Company possesses such permits, licenses, approvals, consents and other authorizations (including licenses, accreditation and other similar documentation or approvals of any local health departments) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies as are necessary to conduct the business now operated by it (collectively, "***Governmental Licenses***"), except where the failure to possess such Governmental Licenses, individually or in the aggregate, would not have a Material Adverse Effect. The Company is are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect or except as otherwise disclosed in the Commission Documents. All of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect, individually or in the aggregate, would not have a Material Adverse Effect or except as otherwise disclosed in the Commission Documents. Except as set forth in the Commission Documents, neither the Company has not received any written notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, if the subject of any unfavorable decision, ruling or finding, individually or in the aggregate, would have a Material Adverse Effect.

(q) **Environmental Compliance.** Except as disclosed in the Commission Documents or on Schedule 3.1(q) attached hereto, the Company has obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws, except for any approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations the failure of which to obtain does not or would not have a Material Adverse Effect. "Environmental Laws" shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. Except for such instances as would not

individually or in the aggregate have a Material Adverse Effect, to the best of the Company's Knowledge, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company that violate or could reasonably be expected to violate any Environmental Law after the Effective Date or that could reasonably be expected to give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

(r) **Material Agreements.** The Company is not a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to an annual report on Form 10-K (collectively, "Material Agreements") which has not been furnished to the Purchaser or filed in the Commission Documents. The Company has in all material respects performed all the obligations required to be performed by it to date under the Material Agreements, have received no notice of default by the Company thereunder and, to the best of the Company's Knowledge, are not in default under any Material Agreement now in effect, the result of which would have a Material Adverse Effect.

(s) **Transactions With Affiliates.** Except as set forth in the Commission Documents or on Schedule 3.1(s) attached hereto, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions exceeding $120,000 between (a) the Company, on the one hand, and (b) any person or entity who would be covered by Item 404(a) of Regulation S-K, on the other hand. Except as disclosed in the Commission Documents, there are no outstanding amounts payable to or receivable from, or advances by the Company to, and the Company is not otherwise a creditor of or debtor to, any beneficial owner of more than 5% of the outstanding shares of Common Stock, or any director, employee or affiliate of the Company, other than (i) reimbursement for reasonable expenses incurred on behalf of the Company or (ii) as part of the normal and customary terms of such person's employment or service as a director with the Company.

(t) **Securities Act**. The Company will comply in all material respects with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder. The Registration Statement, on the date it is filed with the Commission, on the date it is declared effective by the Commission (or becomes effective pursuant to Section 8 of the Securities Act), on each Draw Down Exercise Date and on each Settlement Date, shall comply in all material respects with the requirements of the Securities Act (including, without limitation, Rule 415 under the Securities Act) and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that this representation and warranty shall not apply to statements in or omissions from the Registration Statement made in reliance upon and in conformity with information relating to the Purchaser furnished to the Company in writing by or on behalf of the Purchaser expressly for use therein. The Prospectus and each Prospectus

Supplement required to be filed pursuant to this Agreement or the Registration Rights Agreement after the Closing Date, when taken together, on its date, on each Draw Down Exercise Date and on each Settlement Date, shall comply in all material respects with the requirements of the Securities Act (including, without limitation, Rule 424(b) under the Securities Act) and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that this representation and warranty shall not apply to statements in or omissions from the Prospectus or any Prospectus Supplement made in reliance upon and in conformity with information relating to the Purchaser furnished to the Company in writing by or on behalf of the Purchaser expressly for use therein. Each Commission Document (other than the Registration Statement, the Prospectus or any Prospectus Supplement) to be filed with or furnished to the Commission after the Closing Date and incorporated by reference in the Registration Statement, the Prospectus or any Prospectus Supplement required to be filed pursuant to this Agreement or the Registration Rights Agreement (including, without limitation, the Current Report), when such document is filed with or furnished to the Commission and, if applicable, when such document becomes effective, as the case may be, shall comply in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and other federal, state and local laws, rules and regulations applicable to it, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered or made available to the Investor via EDGAR or otherwise true and complete copies of all comment letters and substantive correspondence received by the Company from the Commission relating to the Commission Documents filed with or furnished to the Commission as of the Closing Date, together with all written responses of the Company thereto in the form such responses were filed via EDGAR. There are no outstanding or unresolved comments or undertakings in such comment letters received by the Company from the Commission. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Securities Act or the Exchange Act. The Company has not distributed and, prior to the completion of the distribution of the Shares, will not distribute any offering material in connection with the offering and sale of the Shares other than the Registration Statement, the related prospectus or other materials, if any, permitted by the Securities Act.

(u) **Employees.** The Company does not have any collective bargaining arrangements or agreements covering any of its employees, except as set forth in the Commission Documents or on Schedule 3.1(u) attached hereto. Except as disclosed in the Registration Statement, the Commission Documents or Schedule 3.1(u), no officer, consultant or key employee of the Company whose termination, either individually or in the aggregate, would have a Material Adverse Effect, has terminated or, to the Knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company.

(v) **Use of Proceeds.** The proceeds from the sale of the Shares will be used by the Company

for general corporate purposes including acquisitions, investments, strategic partnerships and other working capital needs of the Company.

(w) **Investment Company Act Status.** The Company is not, and as a result of the consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds from the sale of the Shares as set forth in the Prospectus and the Prospectus Supplement shall not be required to be registered as, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

(x) **ERISA.** No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan by the Company which is or would have a Material Adverse Effect. No "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) or "accumulated funding deficiency" (as defined in Section 302 of ERISA) or any of the events set forth in Section 4043(b) of ERISA has occurred with respect to any Plan which has had or would have a Material Adverse Effect, and the execution and delivery of this Agreement and the issuance and sale of the Securities hereunder shall not result in any of the foregoing events. Each Plan is in compliance in all material respects with applicable law, including ERISA and the Code; the Company has not incurred and does not expect to incur liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any Plan; and each Plan for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualifications. As used in this Section 3.1(y), the term "Plan" shall mean an "employee pension benefit plan" (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any Subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any Subsidiary, is under common control, as described in Section 414(b) or (c) of the Code.

(y) **Taxes**. The Company (i) has filed all necessary federal, state and foreign income and franchise tax returns or has duly requested extensions thereof, except for those the failure of which to file would not have a Material Adverse Effect, (ii) has paid all federal, state, local and foreign taxes due and payable for which it is liable, except to the extent that any such taxes are being contested in good faith and by appropriate proceedings, except for such taxes the failure of which to pay would not have a Material Adverse Effect, and (iii) does not have any tax deficiency or claims outstanding or assessed or, to the Company's Knowledge, proposed against it which would have a Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company is not operated in such a manner as to qualify as a passive foreign investment company, as defined in Section 1297 of the Code.

(z) **Insurance**. The Company is are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is engaged. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance

coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(aa) **U.S. Real Property Holding Corporation**. The Company is not , or has ever been, and so long as any of the Securities are held by the Investor, shall become a U.S. real property holding corporation within the meaning of Section 897 of the Code.

(bb) **Exemption from Registration; Valid Issuances**. Subject to, and in reliance on, the representations, warranties and covenants made herein by the Purchaser, the offer and sale of the Shares in accordance with the terms and conditions of this Agreement is exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) and Rule 506 of Regulation D; provided, however, that at the request of and with the express agreement of the Purchaser, the Shares will be delivered to the Investor via book entry through DTC and will not bear legends noting restrictions as to resale of such securities under federal or state securities laws, nor will any such securities be subject to stop transfer instructions. Neither the offer or sale of the Shares pursuant to, nor the Company's performance of its obligations under, the Transaction Documents to which it is a party shall (i) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Shares, or (ii) entitle the holders of any outstanding shares of capital stock of the Company to preemptive or other rights to subscribe to or acquire the shares of Common Stock or other securities of the Company.

(cc) **No General Solicitation or Advertising**. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares.

(dd) **No Integrated Offering**. None of the Company or any of its Affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Shares under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the Shares to require approval of stockholders of the Company under any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the Trading Market. None of the Company, its Affiliates nor any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the Securities under the Securities Act or cause the offering of any of the Shares to be integrated with other offerings.

(ee) **Manipulation of Price**. Neither the Company nor any of its officers, directors or Affiliates has, and, to the Knowledge of the Company, no Person acting on their behalf has, (i) taken, directly or indirectly, any action designed or intended to cause or to result in the stabilization or manipulation of the price of any security of the Company, or which caused or resulted in, or which would in the future reasonably be expected to cause or result in, the stabilization or manipulation of the price of any security of the Company, in each case to facilitate the sale or resale of any of the Shares, or (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares.

Neither the Company nor any of its officers, directors or Affiliates will during the term of this Agreement, and, to the Knowledge of the Company, no Person acting on their behalf will during the term of this Agreement, take any of the actions referred to in the immediately preceding sentence.

(ff) **Foreign Corrupt Practices Act**. None of the Company, any Subsidiary or, to the Knowledge of the Company, any director, officer, agent, employee, affiliate or other Person acting on behalf of the Company, is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the "FCPA"), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company has conducted its business in compliance with the FCPA.

(gg) **Money Laundering Laws**. The operations of the Company is and has been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Money Laundering Laws") and, to the Knowledge of the Company, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or threatened.

(hh) **OFAC**. None of the Company or, to the Knowledge of the Company, any director, officer, agent, employee, affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC"); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(ii) **Acknowledgment Regarding Purchaser's Purchase of Shares.** The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm's length purchaser with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereunder and thereunder. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereunder and thereunder, and any advice given by the Purchaser or any of its representatives or agents in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereunder and thereunder is merely incidental to the Purchaser's purchase of the Shares.

Section 3.02 **Representatives and Warranties of the Purchaser**. The Purchaser hereby makes the following representations and warranties to the Company as of the Effective Date and as of the date of each Draw Down Notice and as of each Settlement Date:

(a) **Organization and Standing of the Purchaser.** The Purchaser is a "société en commandite simple" duly formed validly existing and in good standing under the laws of Luxembourg.

(b) **Authorization and Power.** The Purchaser has the requisite corporate power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party and to purchase the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Purchaser, its Board of Directors or stockholders is required. This Agreement and each other Transaction Document to which the Purchaser is a party has been duly executed and delivered by the Purchaser. This Agreement and each other Transaction Document to which the Purchaser is a party constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

(c) **No Conflicts.** The execution, delivery and performance of this Agreement and each other Transaction Document to which the Purchaser is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby or relating hereto or thereto do not and will not (i) result in a violation of such Purchaser's charter documents or bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Purchaser is a party, (iii) create or impose or lien, charge or encumbrance on any property of the Purchaser under any agreement or any commitment to which the Purchaser is party or by which the Purchaser is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser or its properties, except for such conflicts, defaults and violations as would not, individually or in the aggregate, prohibit or otherwise interfere with the ability of the Purchaser to enter into and perform its obligations under this Agreement or any other Transaction Document to which the Purchaser is a party in any material respect. The Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or any other Transaction Document to which the Purchaser is a party or to purchase the Shares in accordance with the terms hereof; provided, however, that for purposes of the

representation made in this sentence, the Purchaser is assuming and relying upon the accuracy of the representations, warranties and agreements of the Company herein.

(d) **Accredited Investor**. The Purchaser is an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

(e) **Financial Risks**. The Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Shares. The Purchaser is capable of evaluating the risks and merits of an investment in the Shares by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters and the Purchaser is capable of bearing the entire loss of its investment in the Shares.

(f) **Information.** The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Purchaser. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares. The Purchaser understands that it (and not the Company) shall be responsible for its own tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement and the other Transaction Documents to which the Purchaser is a party.

## Article IV. COVENANTS

The Company covenants with the Purchaser, and the Purchaser covenants with the Company, as follows, which covenants of one party are for the benefit of the other party, during the Investment Period.

Section 4.01 **Securities Compliance**. The Company shall notify the Commission and the Principal Market, if applicable, in accordance with their rules and regulations, of the transactions contemplated by this Agreement and each other Transaction Document, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares to the Purchaser.

(b) The Company shall take such action, if any, as is reasonably necessary in order to obtain an exemption for or to qualify any subsequent resale of the Shares by the Investor, in each case, under applicable securities or "Blue Sky" laws of the states of the United States in such states as is reasonably requested by the Investor from time to time, and shall provide evidence of any such action so taken to the Investor.

Section 4.02 **Registration and Listing**. The Company will take all action necessary to cause its Common Stock to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all material respects with its reporting and filing obligations under the Exchange Act and take all action necessary to maintain compliance with such reporting and filing obligations, and will not take any action or file any document (whether or not permitted by the Securities Act) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company

will take all action necessary to effect the listing or trading of its Common Stock and the listing of the Shares purchased by Purchaser hereunder on Principal Market or any relevant market or system, if applicable, and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market or any relevant market or system.

Section 4.03 **Registration Rights Agreement**. The Company and the Purchaser shall enter into the Registration Rights Agreement with respect to the Shares, dated the Effective Date, in the form of Exhibit A attached hereto.

Section 4.04 **Compliance with Laws**.

(a) The Company shall comply with all applicable laws, rules, regulations and orders applicable to the business and operations of the Company and with all applicable provisions of the Securities Act and the Exchange Act and the rules and regulations of the Trading Market (including without limitation Rule 415(a)(4) under the Securities Act) noncompliance with which would have a Material Adverse Effect.

(b) The Purchaser shall comply with all applicable laws, rules, regulations and orders in connection with this Agreement and each other Transaction Document and the transactions contemplated hereby and thereby. Without limiting the foregoing, the Purchaser shall comply with the requirements of the Securities Act and the Exchange Act including without limitation Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act.

Section 4.05 **Keeping of Records and Books of Account**. The Company shall keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

Section 4.06 **Limitations on Holdings and Issuances**. Notwithstanding anything in this Agreement, at no time while the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act may the Company issue, and at no time shall the Purchaser be obligated to purchase, any Shares which would result in the Purchaser beneficially owning, directly or indirectly, at the time of such proposed issuance more than 4.99% of the number of shares of Common Stock issued and outstanding as of the date of such proposed issuance; provided, however, that upon the Purchaser providing the Company with sixty-one (61) days' notice (pursuant to Section 9.04 hereof) (the "Waiver Notice") that the Purchaser would like to waive this Section 4.07 with regard to any or all Shares issuable pursuant to this Agreement, this Section 4.07 will be of no force or effect with regard to all or a portion of the Shares referenced in the Waiver Notice until the date that the Purchaser notifies the Company (pursuant to Section 9.4 hereof) that the Purchaser revokes the Waiver Notice; provided, further, that during the sixty-one (61) day period prior to the expiration of the Investment Period, the Purchaser may waive this Section 4.07 by providing a Waiver Notice at any time during such sixty-one (61) day period.

Section 4.07 **Registration Statement.** Within 60 days of the Effective Date, the Company shall cause the Registration Statement to be filed and seek that it be declared effective pursuant to the terms of the Registration Rights Agreement. The Registration Statement shall register with the Commission the Shares to be issued under the Draw Downs. The Purchaser shall not be obligated to accept a Draw Down request from the Company unless the Registration Statement is then effective and the prospectus included in the Registration Statement is then current and in compliance with all applicable rules.

Section 4.08 **Other Agreements and Other Financings**.

(a) The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right to perform of the Company or any Subsidiary under this Agreement or any other Transaction Document.

(b) The Company shall not enter into any agreement, the principal purpose of which is to secure an Other Financing (as defined below) during the Investment Period. "Other Financing" shall mean an "equity line" similar to the financing provided for under this Agreement.

(c) The Company shall provide prompt notice thereof (an "Alternate Transaction Notice") to the Investor of an Alternate Transaction. For all purposes of this Agreement, an "Alternate Transaction" shall mean (w) the issuance of Common Stock for a purchase price less than, or the issuance of securities convertible into or exchangeable for Common Stock at an exercise or conversion price (as the case may be) less than, the then-Current Market Price of the Common Stock (including, without limitation, pursuant to any "equity line" or other financing that is substantially similar to the financing provided for under this Agreement, or pursuant to any other transaction in which the purchase, conversion or exchange price for such Common Stock is determined using a floating discount or other post-issuance adjustable discount to the then-Current Market Price (any such transaction, a "Similar Financing")), in each case, after all fees, discounts, Warrant Value and commissions associated with the transaction (a "Below Market Offering"); (x) an "at-the-market" offering of Common Stock or securities convertible into or exchangeable for Common Stock pursuant to Rule 415(a)(4) under the Securities Act (an "ATM"); (y) the implementation by the Company of any mechanism in respect of any securities convertible into or exchangeable for Common Stock for the reset of the purchase price of the Common Stock to below the then-Current Market Price of the Common Stock (including, without limitation, any anti-dilution or similar adjustment provisions in respect of any Company securities, but specifically excluding customary anti-dilution adjustments for stock splits, stock dividends, stock combinations, recapitalizations, reclassifications and similar events) (a "Price Reset Provision"); or (z) the issuance of options, warrants or similar rights of subscription or the issuance of convertible equity or debt securities, in each case not constituting an Acceptable Transaction.

Section 4.09 **Stop Orders**. During the Investment Period, the Company shall use its best efforts to maintain the continuous effectiveness of the Registration Statement under the Securities Act. The Company will advise the Purchaser promptly and, if requested by the Purchaser, will confirm such advice in writing: (i) of the Company's receipt of notice of any

request by the Commission for amendment of or a supplement to the Registration Statement, any related prospectus or for additional information; (ii) of the Company's receipt of notice of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of the suspension of qualification of the Shares for offering or sale in any jurisdiction or the initiation of any proceeding for such purpose; and (iii) of the Company becoming aware of the happening of any event, which makes any statement of a material fact made in the Registration Statement (as then amended or supplemented) untrue or which requires the making of any additions to or changes in the Registration Statement (as then amended or supplemented) in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements therein not misleading. If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, the Company will make commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible time.

Section 4.10 **Selling Restrictions; Volume Limitations**.

(a) The Purchaser covenants that during the Investment Period neither the Purchaser nor any of its affiliates nor any entity managed by the Purchaser will, directly or indirectly, sell any securities of the Company except the Shares that it owns or has the right to purchase pursuant to the provisions of a Draw Down Notice. During the Investment Period, neither the Purchaser nor any of its affiliates nor any entity managed by the Purchaser will enter into a short position with respect to shares of Common Stock of the Company, including in any account of the Purchaser's or in any account directly or indirectly managed by the Purchaser or any affiliate of the Purchaser or any entity managed by the Purchaser. During the Investment Period, the Purchaser shall not grant any option to purchase or acquire any right to dispose or otherwise dispose for value of any shares of Common Stock or any securities convertible into, or exchangeable for, or warrants to purchase, any shares of Common Stock, or enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, except for such sales permitted by the preceding two sentences. In addition, on a daily Trading Day basis, the Purchaser agrees to restrict the volume of sales of Shares by the Purchaser, its affiliates and any entity managed by the Purchaser to no more than ten percent (10%) (or such other percentage based on the length of the Draw Down Pricing Period) of the Shares purchased pursuant to such Draw Down Notice.

(b) In addition to the foregoing, in connection with any sale of the Company's securities (including any short sale permitted by the preceding paragraph), the Purchaser shall comply in all respects with all applicable laws, rules, regulations and orders, including, without limitation, the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Regulation M and Rule 10b-5 under the Exchange Act.

Section 4.11 **Non-Public Information**. Neither the Company nor any of its directors, officers or agents shall disclose any material non-public information about the Company to the Purchaser.

Section 4.12 **Commitment Fee**. There shall be no fee payable to the Purchaser in consideration of the commitment made by the Purchaser to the Company pursuant to this Agreement.

Section 4.13 **DWAC Eligibility.** The Company shall use its reasonable best efforts to cause the Common Stock and its transfer agent to be, at the time of each Draw Down, eligible to participate in the DWAC system and the other Transaction Documents ("DWAC Eligible").

Section 4.14 **Reservation of Common Stock**. The Company will have available and the Company shall reserve and keep available at all times, free of preemptive and other similar rights of stockholders, the requisite aggregate number of authorized but unissued shares of Common Stock to enable the Company to timely effect the issuance, sale and delivery in full to the Purchaser of all Shares to be issued and delivered under this Agreement, in any case prior to the issuance to the Purchaser of such Shares. The number of shares of Common Stock so reserved from time to time, as theretofore increased or reduced as hereinafter provided, may be reduced by the number of shares of Common Stock actually delivered pursuant to this Agreement.

Section 4.15 **Amendments to the Registration Statement; Prospectus Supplements**. Except as provided in this Agreement and other than periodic reports required to be filed pursuant to the Exchange Act, the Company shall not file with the Commission any amendment to the Registration Statement that relates to the Purchaser, the Transaction Documents or the transactions contemplated thereby or file with the Commission any Prospectus Supplement that relates to the Purchaser, the Transaction Documents or the transactions contemplated thereby with respect to which (a) the Investor shall not previously have been advised, (b) the Company shall not have given due consideration to any comments thereon received from the Purchaser or its counsel, or (c) the Purchaser shall reasonably object after being so advised, unless it is necessary to amend the Registration Statement or make any supplement to the Prospectus to comply with the Securities Act or any other applicable law or regulation, in which case the Company shall promptly so inform the Purchaser, the Purchaser shall be provided with a reasonable opportunity to review and comment upon any disclosure relating to the Purchaser and the Company shall expeditiously furnish to the Purchaser an electronic copy thereof. In addition, for so long as, in the reasonable opinion of counsel for the Purchaser, the Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is required to be delivered in connection with any sales of Registrable Securities by the Investor, the Company shall not file any Prospectus Supplement without delivering or making available a copy of such Prospectus Supplement to the Purchaser promptly. Upon receipt of amendment to the Registration Statement or Prospectus Supplement from the Company or its counsel, the Purchaser shall promptly review such document and provide comments to the Company or its counsel regarding such document, if any, within a reasonable period of time.

## Article V. OPINION OF COUNSEL AND CERTIFICATE; CONDITIONS TO THE SALE AND PURCHASE OF THE SHARES

Section 5.01 **Opinion of Counsel and Certificate**. In connection with the execution and delivery of this Agreement, the Purchaser has received (i) an opinion of outside counsel to the Company, dated the Effective Date, in the form of Exhibit C hereto, and (ii) a certificate from the Company, dated the Effective Date, in the form of Exhibit D hereto.

Section 5.02 **Conditions Precedent to the Obligation of the Company to Sell the Shares**. The obligation hereunder of the Company to issue and sell the Shares to the Purchaser under any Draw Down Notice is subject to the satisfaction or waiver of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

(a) **Accuracy of the Purchaser's Representations and Warranties.** Except for representations and warranties that are expressly made as of a particular date, the representations and warranties of the Purchaser in this Agreement and each other Transaction Document shall be true and correct in all material respects as of the date when made and as of each Draw Down Exercise Date and each Settlement Date as though made at that time.

(b) **Registration Statement.** The Company shall have the necessary amount of Shares available to be registered pursuant to the Registration Rights Agreement. The Company shall take all reasonable steps to have the Registration Statement declared effective by the Commission. There shall be no stop order suspending effectiveness of the Registration Statement.

(c) **Performance by the Purchaser.** The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and each other Transaction Document to be performed, satisfied or complied with by the Purchaser at or prior to each Draw Down Exercise Date and each Settlement Date, as applicable.

(d) **No Injunction.** No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents.

(e) **No Suspension, Etc.** Trading in the Common Stock shall not have been suspended by the Commission or Principal Market, and, at any time prior to each Draw Down Exercise Date and applicable Settlement Date, none of the events described in clauses (i), (ii) and (iii) of Section 4.11 hereof shall have occurred, trading in securities generally as reported on the Principal Market shall not have been suspended or limited, nor shall a banking moratorium have been declared either by the United States or State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Company, makes it impracticable or inadvisable to issue the Shares.

(f) **No Proceedings or Litigation.** No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any

governmental authority shall have been threatened, against the Company or any of the officers, directors or affiliates of the Company seeking to restrain, prevent or change the transactions contemplated by this Agreement and the other Transaction Documents, or seeking damages in connection with such transactions.

Section 5.03 **Conditions Precedent to the Obligation of the Purchaser To Accept a Draw Down and Purchase the Shares**. The obligation hereunder of the Purchaser to accept a Draw Down and to acquire and pay for the Shares is subject to the satisfaction or waiver, at or before each Draw Down Exercise Date and each Settlement Date, of each of the conditions set forth below. The conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

(a) **Accuracy of the Company's Representations and Warranties.** Except for representations and warranties that are expressly made as of a particular date, each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Draw Down Exercise Date and as of the Settlement Date, as though made at that time, including, without limitation, under Section 3.1(h) hereof.

(b) **Registration Statement.** The Company shall have the necessary amount of Shares registered pursuant to the Registration Statement. The Registration Statement is effective and no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the Securities Act, no order preventing or suspending the use of the Prospectus contained in the Registration Statement has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company's Knowledge, contemplated.

(c) **No Suspension.** Trading in the Common Stock shall not have been suspended by the Commission or Principal Market, and, at any time prior to such Draw Down Exercise Date, trading in securities generally as reported on the Principal Market shall not have been suspended or limited, nor shall a banking moratorium have been declared either by the United States or State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Purchaser, makes it impracticable or inadvisable to issue the Shares.

(d) **Performance by the Company.** The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and each other Transaction Document to be performed, satisfied or complied with by the Company at or prior to each Draw Down Exercise Date and each Settlement Date and shall have delivered the Compliance Certificate substantially in the form attached hereto as Exhibit E.

(e) **No Material Adverse Effect or Material Change in Ownership**. No Material Adverse Effect or Material Change in Ownership shall have occurred to the Company.

(f) **No Injunction.** No statute, rule, regulation, executive order, decree, ruling or injunction

shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents.

(g) **No Proceedings or Litigation.** No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement and the other Transaction Documents, or seeking damages in connection with such transactions.

(h) **Aggregate Limit.** The issuance and sale of the Shares issuable pursuant to such Draw Down Notice will not violate Section 6.2 hereof.

(i) **Shares Authorized.** The Shares issuable pursuant to such Draw Down Notice will have been duly authorized by all necessary corporate action of the Company.

(j) **Information.** Prior to each Settlement Date and from time to time as reasonably requested by the Purchaser upon reasonable notice, the Company shall make available for inspection and review by the Purchaser, its advisors and representatives, and any underwriter participating in any disposition of the Shares on behalf of the Purchaser pursuant to the Registration Statement, during normal business hours of the Company, any amendment, prospectus or prospectus supplement thereto, or any blue sky, FINRA or other filing, all financial and other records, all documents and filings with the Commission, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review. In addition, the Company shall cause its officers, directors and employees to supply all such information reasonably requested by the Purchaser or any such representative, advisor or underwriter and to respond to all questions and other inquiries reasonably made or submitted by any such individuals or entities. Notwithstanding the foregoing, the Company shall not be required to provide any trade secret or similar information, any information covered by attorney-client privilege or classified as attorney work product, or, while it is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, any material, non-public information

(k) **Opinion of Counsel**. Subsequent to the effective date of the Registration Statement and prior to the first Draw Down under this Agreement, the Purchaser shall have received an opinion of counsel to the Company in substantially the form set forth as Exhibit F hereto or as otherwise reasonably acceptable to the Purchaser's counsel.

## Article VI. DRAW DOWN TERMS

Section 6.01 **Draw Down Terms**. Subject to the satisfaction of the conditions set forth in this Agreement, and subject to Section 6.02 below, the parties agree (unless otherwise mutually agreed upon by the parties in writing) as follows:

(a) The Company may, in its sole discretion, issue a Draw Down Notice (as defined in Section 6.01(h) hereof) for a specified Draw Down Amount Requested. Subject to Section 6.01(g) below, and except in the case of the Initial Draw, the Purchaser shall pay a per Share amount equal to ninety percent (90%) of the average Daily Closing Price during the Draw Down Pricing Period (the "Purchase Price"). Subject to Section 4.06 hereof, the Draw Down Amount Requested shall not exceed four hundred percent (400%) (the "Draw Down Limit") of the average daily trading volume for the ten (10) Trading Days immediately preceding the Draw Down Exercise Date.

(b) Prior to commencement of the Draw Down Pricing Period, the Company shall deliver the Shares to be purchased in such Draw Down to the Purchaser. If Shares delivered to the Purchaser prior to commencement of the Draw Down Pricing Period are delivered in certificated form and not DWAC Eligible, then the Drawing Down Pricing Period shall not begin until the Shares are cleared by an appointed clearing agent.

(c) Only one Draw Down shall be allowed in each Draw Down Pricing Period.

(d) Each Draw Down shall be settled on the first Trading Day after the end of each Draw Down Pricing Period (the "Settlement Date").

(e) At the end of each Draw Down Pricing Period, the Purchaser's total Draw Down commitment under this Agreement shall be reduced by the total amount of the Draw Down Amount for such Draw Down Pricing Period.

(f) Each Draw Down will automatically expire immediately after the last Trading Day of each Draw Down Pricing Period.

(g) If the Daily Closing Price on a given Trading Day in the Draw Down Pricing Period, multiplied by ninety percent (90%), is less than the Threshold Price, then the total amount of the Draw Down Amount Requested will be reduced by 1/10th (or such other fraction based on the length of the Draw Down Pricing Period) and no Shares will be purchased or sold with respect to such Trading Day, unless otherwise agreed by the Parties.

(h) As a condition to exercise of any Draw Down, the Company must (i) provide a notice to the Purchaser of the Company's exercise of any Draw Down via facsimile transmission before commencement of trading on the first Trading Day of the Draw Down Pricing Period covered by such notice (the "Draw Down Notice"), substantially in the form attached hereto as Exhibit G and (ii) deliver the Shares to the Purchaser or its designees via DWAC, if the Company is approved for DWAC in an amount equal to the Draw Down Amount Requested (which amount shall be adjusted in the event that the amount accepted by the Purchaser pursuant to Section 6.01(a) hereof is different that the Draw Down Amount Requested). The date the Company delivers the Draw Down Notice and the Shares in accordance with this Section 6.01(h) shall be a "Draw Down Exercise Date." The Draw Down Notice shall specify the Draw Down Amount Requested, set the Threshold Price for such Draw Down and designate the first Trading Day of the Draw Down Pricing Period that the Company wishes to grant to the Purchaser during the Draw Down Pricing Period.

(i) On each Settlement Date, the Purchaser shall make payment for the Shares acquired pursuant to this Agreement to the Company's designated account by wire transfer of immediately available funds, provided that the Shares were received by the Purchaser in accordance with 6.1(b) hereof.

Section 6.02 **Aggregate Limit**. Notwithstanding anything to the contrary herein, in no event may the Company issue a Draw Down Notice to the extent that the sale of shares of Common Stock pursuant thereto and pursuant to all prior Draw Down Notices issued hereunder would cause the Company to sell or the Purchaser to purchase shares of Common Stock which in the aggregate are in excess of the Aggregate Limit. If the Company issues a Draw Down Notice that otherwise would permit the Purchaser to purchase shares of Common Stock which would cause the aggregate purchases by Purchaser hereunder to exceed the Aggregate Limit, such Draw Down Notice shall be void *ab initio* to the extent of the amount by which the dollar value of shares or number of shares, as the case may be, of Common Stock otherwise issuable pursuant to such Draw Down Notice or together with the dollar value of shares or number of shares, as the case may be, of all other Common Stock purchased by the Purchaser pursuant hereto would exceed the Aggregate Limit.

## Article VII. TERMINATION

Section 7.01 **Term, Termination by Mutual Consent**. Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earlier of (i) thirty-six (36) consecutive months from the Effective Date (the "Investment Period") and (ii) the date the Purchaser shall have purchased the Aggregate Limit. The Company shall have the right to terminate this Agreement at any time in its sole discretion. The Company shall have the right to defer or postpone the initiation or continuation of the Investment Period for a period of up to twelve (12) months and thereby extend the expiration of the Investment Period for the time period of such deferment or postponement. This Agreement may be terminated at any time by mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

Section 7.02 **Other Termination**. The Company shall inform the Purchaser, and the Purchaser shall have the right to terminate this Agreement within the subsequent thirty (30) days (the "Event Period"), effective upon written notice to the Company under Section 9.04 in the Event Period, if during the Investment Period an event resulting in a Material Adverse Effect (if not cured to the satisfaction of the Purchaser within forty-five (45) days of the occurrence of such event) or Material Change in Ownership has occurred. In such event, the Purchaser may terminate this Agreement upon one (1) business day's prior written notice during the Event Period. The Purchaser shall not have the right to terminate this Agreement as a result of the Company raising debt or equity capital from any other investor.

Section 7.03 **Effect of Termination**. In the event of termination by the Company or the Purchaser, written notice thereof shall forthwith be given to the other party as provided in Section 9.04 and the transactions contemplated by this Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Section 7.01 or 7.02 herein, this Agreement shall become void and of no further force and effect, except as provided in Section 9.09 hereof. Nothing in this Section 7.03 shall be deemed to release the Company or the Purchaser from any liability for any breach under this Agreement or any other Transaction

Document, or to impair the rights of the Company and the Purchaser to compel specific performance by the other party of its obligations under this Agreement or any other Transaction Document.

## Article VIII. INDEMNIFICATION

Section 8.01 **General Indemnity**.

(a) **Indemnification by the Company.** The Company will indemnify and hold harmless the Purchaser, GEM[1] and each person who controls the Purchaser or GEM within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any losses, claims, damages, liabilities and expenses (including reasonable costs of defense and investigation and all attorneys' fees) to which the Purchaser, GEM and each such controlling person may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained, or incorporated by reference, in the Registration Statement relating to Common Stock being sold to the Purchaser (including any prospectus relating thereto), or any amendment or supplement to it, (ii) the omission or alleged omission to state in the Registration Statement or any document incorporated by reference in the Registration Statement, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) breach of representation, warranty or covenant of the Company contained in the this Agreement or any other Transaction Document, including a failure to deliver Shares to the Purchaser by the deadline set forth in herein. Pursuant to Section 8.02 hereof, the Company will reimburse the Purchaser, GEM and each such controlling person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Purchaser, GEM or such controlling person in investigating, defending against, or preparing to defend against any such claim, action, suit or proceeding.

(b) **Indemnification by the Purchaser.** The Purchaser will indemnify and hold harmless the Company, each of its directors and officers, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any losses, claims, damages, liabilities and expenses (including reasonable costs of defense and investigation and all attorneys' fees) to which the Company and each such controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon (i) an untrue statement, alleged untrue statement, omission or alleged omission, included in the Registration Statement in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Registration Statement, or (ii) the omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, the untrue statement, alleged untrue statement, omission or alleged omission was

[1] NTD: If GEM refers to an entity other than the Purchaser, please define GEM. If they are the same, then delete GEM.

made in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Registration Statement. Pursuant to Section 8.02 hereof, the Purchaser will reimburse the Company and each such director, officer or controlling person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Company or the other person in investigating, defending against, or preparing to defend against any such loss, claim, damage, liability or expense.

Section 8.02 **Indemnification Procedures.** Promptly after a person receives notice of a claim or the commencement of an action for which the person intends to seek indemnification under Section 8.01, the person will notify the indemnifying party in writing of the claim or commencement of the action, suit or proceeding; provided, however, that failure to notify the indemnifying party will not relieve the indemnifying party from liability under Section 8.01, except to the extent it has been materially prejudiced by the failure to give notice. The indemnifying party will be entitled to participate in the defense of any claim, action, suit or proceeding as to which indemnification is being sought, and if the indemnifying party acknowledges in writing the obligation to indemnify the party against whom the claim or action is brought, the indemnifying party may (but will not be required to) assume the defense against the claim, action, suit or proceeding with counsel satisfactory to it. After an indemnifying party notifies an indemnified party that the indemnifying party wishes to assume the defense of a claim, action, suit or proceeding, the indemnifying party will not be liable for any legal or other expenses incurred by the indemnified party in connection with the defense against the claim, action, suit or proceeding except that if, in the opinion of counsel to the indemnifying party, one or more of the indemnified parties should be separately represented in connection with a claim, action, suit or proceeding, the indemnifying party will pay the reasonable fees and expenses of one separate counsel for the indemnified parties. Each indemnified party, as a condition to receiving indemnification as provided in Section 8.01, will cooperate in all reasonable respects with the indemnifying party in the defense of any action or claim as to which indemnification is sought. No indemnifying party will be liable for any settlement of any action effected without its prior written consent. No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of a pending or threatened action with respect to which an indemnified party is, or is informed that it may be, made a party and for which it would be entitled to indemnification, unless the settlement includes an unconditional release of the indemnified party from all liability and claims which are the subject matter of the pending or threatened action.

If for any reason the indemnification provided for in this Agreement is not available to, or is not sufficient to hold harmless, an indemnified party in respect of any loss or liability referred to in Section 8.01 as to which it is entitled to indemnification thereunder, each indemnifying party will, in lieu of indemnifying the indemnified party, contribute to the amount paid or payable by the indemnified party as a result of such loss or liability, (i) in the proportion which is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and by the indemnified party on the other from the sale of Shares which is the subject of the claim, action, suit or proceeding which resulted in the loss or liability or (ii) if that allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits of the sale of such Shares, but also the relative fault of the indemnifying party and the indemnified party with respect to the statements or omissions which are the subject of the

claim, action, suit or proceeding that resulted in the loss or liability, as well as any other relevant equitable considerations.

## Article IX. MISCELLANEOUS

Section 9.01 **Fees and Expenses**. Each party shall bear its own fees and expenses related to the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that the Company shall pay, at the Effective Date, all reasonable attorneys' fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by the Purchaser up to $25,000 in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Document. In addition, the Company shall pay all reasonable attorneys' fees and expenses incurred by the Purchaser in connection with any amendments, modifications or waivers of this Agreement or any other Transaction Document. The Company shall pay all stamp or other similar taxes and duties levied in connection with issuance of the Shares pursuant hereto.

Section 9.02 **Specific Enforcement, Consent to Jurisdiction**.

(a) The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any other Transaction Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either party shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or any other Transaction Document by the other party and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which either party may be entitled by law or equity.

(b) Each of the Company and the Purchaser (i) hereby irrevocably submits to the jurisdiction of the United States District Court and other courts of the United States sitting in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or any other Transaction Document, and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchaser consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

Section 9.03 **Entire Agreement; Amendment**. This Agreement and the other Transaction Documents represent the entire agreement of the parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by either party relative to subject matter hereof not expressly set forth herein. No provision of this Agreement may be amended other than by a written instrument signed by both parties hereto.

Section 9.04 **Notices**. Any notice, demand, request, waiver or other communication required

or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, by telex (with correct answer back received), telecopy or facsimile (with telecopy or facsimile machine confirmation of delivery received) at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The address for such communications shall be:

| | |
|---|---|
| If to the Company: | Sonnet Biotherapeutics, Inc.<br>100 Overlook Center<br>Second Floor<br>Princeton, New Jersey 08540<br>Attn: Pankaj Mohan, Ph.D., Founder and CEO<br>Fax: |
| With copies to: | Greenbaum, Rowe, Smith & Davis LLP<br>P.O. Box 5600<br>Woodbridge, New Jersey 07095<br>Attn: W. Raymond Felton<br>Fax: (732) 476-2671 |
| If to the Purchaser: | GEM Global Yield Fund LLC SCS<br>[address] |
| With copies to: | The Crone Law Group<br>500 Fifth Avenue, Suite 938<br>New York, New York 10110<br>Telephone Number: 1-212-_______<br>Fax: 1-818-<br>Attention: Mark Crone |

Either party hereto may from time to time change its address for notices by giving at least ten (10) days advance written notice of such changed address to the other party hereto.

Section 9.05 **Waivers**. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement or any other Transaction Document shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. No provision of this Agreement or any other Transaction Document may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought.

Section 9.06 **Headings**. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.07 **Successors and Assigns**. The Neither party may assign this Agreement or any other Transaction Document to any person without the prior consent of the other party; provided that without the consent of the Purchaser, the Company may assign its rights and obligations under this Agreement to any Affiliate of the Company, including without limitation any entity with which it merges or any parent entity of the Company. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The assignment by a party to this Agreement or any other Transaction Document of any rights hereunder shall not affect the obligations of such party under such agreement.

Section 9.08 **Governing Law**. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions except Section 5-1401 of the New York General Obligations Law.

Section 9.09 **Survival**. The representations and warranties of the Company and the Purchaser contained in Article III and the covenants contained in Article IV shall survive the execution and delivery hereof until the termination of this Agreement, and the agreements and covenants set forth in Article VIII of this Agreement shall survive the execution and delivery hereof. The provisions of Article (Indemnification) shall remain in full force and effect indefinitely notwithstanding such termination.

Section 9.10 **Counterparts**. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause four additional executed signature pages to be physically delivered to the other parties within five days of the execution and delivery hereof.

Section 9.11 **Publicity**. Without the prior written consent of the Purchaser, which shall not unreasonably be withheld, delayed or conditioned, the Company may not issue a press release or otherwise make a public statement or announcement with respect to this Agreement and the other Transaction Documents or the transactions contemplated hereby or thereby or the existence of this Agreement or any other Transaction Document (including, without limitation, by filing a copy thereof with the Commission). In the event that the Company is required by applicable law, rules or regulations (include Principal Market rules or regulations) to issue a press release or otherwise make a public statement or announcement with respect to any of such matters, the Company shall use its commercially reasonable efforts to consult with the Purchaser on the form and substance of such press release or other disclosure.

Section 9.12 **Severability**. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 9.13 **Further Assurances.** From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and each other Transaction Document.

[*Signature Page Follows*]

**IN WITNESS WHEREOF**, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

**SONNET BIOTHERAPEUTICS, INC.**

By: ______________________________

Name: Pankaj Mohan, Ph.D.
Title: Chief Executive Officer

**GEM GLOBAL YIELD FUND LLC SCS**

By: ______________________________

Name:
Title: